Exhibit 99.1

Shengkai Innovations Announces Pricing of Common Stock Offering

TIANJIN, China, Dec. 17, 2010 (GLOBE NEWSWIRE) -- Shengkai Innovations, Inc. (Nasdaq:VALV) ("Shengkai Innovations" or the "Company"), a leading ceramic valve manufacturer in the People's Republic of China (the "PRC"), today announced that the Company has priced a public offering of 1,058,646 shares of common stock at $5.50 per share, resulting in approximately $5.3 million in net proceeds, after deducting the underwriting discount, commissions, and expenses. The transaction is expected to close on or about December 22, 2010, subject to customary closing conditions.

Global Hunter Securities, LLC and Maxim Group LLC are acting as the joint book runners for the offering.

The Company intends to use the net proceeds from the offering for general corporate purposes, including expanding its products, and for general working capital purposes.

The common shares will be issued pursuant to the Company's existing shelf registration statement on Form S-3. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities in this offering. No sale of these common shares may be made in any jurisdiction in which the offer, solicitation or sale would be unlawful under the securities laws of that jurisdiction. The offering of common shares may be made only by means of a prospectus supplement. Copies of the final prospectus supplement and accompanying base prospectus relating to the offering, when available, may be obtained from the United States Securities and Exchange Commission's website at http://www.sec.gov, or from Global Hunter Securities Attn: Prospectus Delivery Department, 777 Third Avenue, New York, New York 10017, Attention: Henry Costa, or by telephone at (646) 264-5608 or Maxim Group LLC, by mail at 405 Lexington Avenue, 2nd Floor, New York, NY 10174, Attention: Syndicate Desk or by telephone at (212) 895-3685.

About Shengkai Innovations, Inc.

Shengkai Innovations is engaged in the design, manufacture and sale of ceramic valves, high-tech ceramic materials and the provision of technical consultation and related services. The Company's industrial valve products are used by companies in the electric power, petrochemical, metallurgy, and environmental protection industries as high-performance, more durable alternatives to traditional metal valves. The Company was founded in 1994 and is headquartered in Tianjin, the PRC.

The Company is one of the few ceramic valve manufacturers in the world with research and development, engineering, and production capacity for structural ceramics and is the only valve manufacturer in China that is able to produce large-sized ceramic valves with calibers of 6" or more. The Company's product portfolio includes a broad range of valves that are sold throughout the PRC, to Europe, North America, United Arab Emirates, and other countries in the Asia-Pacific region. The Company has over 400 customers, and is the only ceramic valve supplier qualified to supply SINOPEC. The Company also became a member of the PetroChina supply network in 2006.

About Global Hunter Securities

Global Hunter Securities, LLC is a full service investment bank focusing on middle market corporate and institutional clients around the world. The firm provides insightful research, innovative capital raising and financial advisory and restructuring services supported by a sales and trading staff with world-wide reach. Global Hunter has offices in New York, San Francisco, Houston, Ft. Worth, New Orleans, and Newport Beach, as well as a strong presence and reputation in mainland China. For more information about Global Hunter, please visit http://www.ghsecurities.com.

About Maxim Group LLC

Maxim Group LLC is a full-service investment banking firm headquartered in New York. Maxim Group provides a full array of financial services including investment banking; private wealth management; and global institutional equity, fixed-income and derivatives sales and trading as well as equity research. The investment banking group focuses on middle market and emerging growth companies within the shipping, energy, health care, technology, retail, and business and financial services sectors. The institutional coverage of Maxim Group spans North and South America, Europe and Asia. Maxim Group LLC is a registered as a broker-dealer with the U.S. Securities and Exchange Commission and is a member of the following: Financial Industry Regulatory Authority (FINRA); Municipal Securities Rulemaking Board (MSRB); Securities Insurance Protection Corporation (SIPC); International Securities Exchange (ISE); NASDAQ Stock Market and the NYSE Arca, Inc. To learn more about Maxim Group, visit www.maximgrp.com.

Safe Harbor Statements

Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the effect of political, economic, and market conditions and geopolitical events, legislative and regulatory changes, the Company's ability to expand and upgrade its production capacity, the actions and initiatives of current and potential competitors, and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Shengkai Innovations, Inc.
                       David Ming He, Chief Financial Officer
                       +86-22-5883-8509
                       ir@shengkai.com
                       http://www.shengkaiinnovations.com